Exhibit 99.1

TRIBUNE SHAREHOLDERS APPROVE MERGER AGREEMENT

CHICAGO, Aug. 21, 2007 – Tribune Company (NYSE:TRB) announced that Tribune shareholders have approved the merger agreement entered into in connection with the company’s previously announced going-private transaction. At the company’s special shareholders meeting today in Chicago, approximately 97 percent of the shares voted were cast in favor of the merger.  The number of shares voted in favor of the merger represented approximately 65 percent of the total shares outstanding and entitled to vote at the meeting.

“We’re pleased that Tribune shareholders recognize the value of this transaction and have voted overwhelmingly to approve it,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “With financing fully committed, we anticipate closing the transaction in the fourth quarter, following FCC approval and satisfaction of the other closing conditions.”

Sam Zell said, “I believe Tribune Company is reasserting itself as a national leader in news generation and distribution. Despite the recent upheaval in the credit markets, my view of the company as an investment has not changed.”

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TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

Forward-Looking Statements

This press release contains certain comments or forward-looking statements that are based largely on the company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the merger; the ability to satisfy all closing conditions in the definitive agreements;

difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others in connection with the merger agreement; and other factors described in Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K and quarterly 10-Q reports, which contain a discussion of various factors that may affect Tribune’s business or financial results. These factors, including also the ability to complete the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.